Exhibit 99.1

Contact:	Luis Diaz-Perez	FOR IMMEDIATE RELEASE
ComEd, Media Relations
312-394-3500
ComEd Enters into a $1 Billion Senior Secured Credit Facility
CHICAGO (Feb. 23, 2006) ComEd today announced that it has entered into a $1 billion senior secured 3-year revolving credit agreement with J.P. Morgan Securities Inc. and Barclays Capital Inc. as the Lead Arrangers. Borrowings under the Credit Agreement and other specified obligations of ComEd and its subsidiaries to the lenders are secured by the First Mortgage Bonds of ComEd.
The Credit Agreement is being established to finance the working capital needs of ComEd and its subsidiaries and for other general corporate purposes. The credit facility also will be available for the issuance of letters of credit.
The agreement includes the participation of the following banks, JPMorgan Chase Bank, Barclays Capital, Citibank, Bank of America, Deutsche Bank, ABN Amro, The Bank of Nova Scotia, BNP Paribas, CSFB, Dresdner Bank AG, Lehman Brothers, Merrill Lynch, Morgan Stanley, UBS and Wachovia Bank.
“This transaction reaffirms ComEd’s position that it will operate as an independent entity,” said J. Barry Mitchell, ComEd President. “This facility provides ComEd with a vehicle to manage its financial independence.”
In connection with the new credit facility for ComEd, ComEd executed amendments to three existing credit facilities to which ComEd was a party with Exelon Corporation, PECO Energy Company and Exelon Generation Company. The amendments remove ComEd as a borrower and remove provisions that would treat ComEd as a significant subsidiary under those three credit facilities.
This is another step in the rocess that began inn November 2005, when ComEd announced several actions intended to affirm the fact that ComEd is an independent entity, separate and distinct from parent Exelon Corporation, and to strengthen the company’s ability to successfully manage some potentially difficult financial and strategic issues as Illinois completes its transition to restructuring after 2006. The actions included the election of a new ComEd board of directors and a slate of senior officers. The senior officers of ComEd do not have responsibilities at Exelon.
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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.